                                                                     EXHIBIT 4.4
                                                                     -----------


                               THIRD AMENDMENT TO
                               ------------------
                        IVC INDUSTRIES, INC. SAVINGS PLAN
                        ---------------------------------

     IVC Industries, Inc., a corporation organized under the laws of the State of Delaware, having offices and its principal place of business at 500 Halls Mill Road, Freehold, New Jersey, hereby adopts this Third Amendment to its Savings Plan, effective January 1, 1998:

     1. Section 4.02, concerning allocations to Regular Accounts, shall be amended for the first two sentences to read as follows:

         "The Company, as of the last day of each Plan Year for which the Company shall have made a contribution, shall allocate such contribution to the Participants in proportion to Annual Compensation. The Company may make such contribution entirely in Company Stock, but any Company Stock in the Regular Account of any Participant, provided it is not attributable to an Initial Contribution, shall be liquidated to cash if it has an aggregate value of less than $50.00."

     2. Section 4.05(b) shall be amended to read as follows:

         "(b) If during any Plan Year the Participant suffers a Break-In-Service which prevents any post-Break-In-Service Years of Service for Vesting to be combined with his pre-Break-In-Service Years of Service for Vesting with respect to his pre-Break-In-Service Accrued Benefit, then as of the last day of such Plan Year before the adjustments provided in Section 4.04 hereof, the Company shall debit that terminated Participant's account by an amount equal to its credit balance and such amount shall be utilized to reduce the amount of the Matching Contribution otherwise required to be made to the Plan under Section 6.02(b), for the last quarter of the Plan Year, but if the amount of forfeitures shall exceed the amount of such Matching Contributions, then all Company Stock which may comprise such excess forfeiture amount shall be liquidated to cash, and such excess forfeiture shall be utilized to pay expenses of the Plan."

     3. Section 5.15 shall be amended by the addition of the following sentence:

         "Effective January 1, 1999, notwithstanding any other provision in this Plan, all Regular Accounts with a value of under $50.00, provided they are not attributable to an Initial Contribution, shall be 100% vested and subject to the right of withdrawal of the full amount of the Account only on 30 days notice."

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to affix its corporate name hereto.


                                               IVC INDUSTRIES, INC.



                                               By: /s/ IVC INDUSTRIES, INC.
                                                  -------------------------



Dated:  December 30, 1998





                                       2